EXHIBIT 5.1

September 5, 2008

Board of Directors

IA Global, Inc.

101 California Street

Suite 2450

San Francisco, CA 94111

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to IA Global, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to 7,500,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued or sold under the IA Global, Inc. 2007 Stock Incentive Plan, as amended (the “Plan”).

In connection with rendering the opinions set forth in this letter, we have examined such corporate records, certificates and other documents, and made such investigation of matters of fact and law, as we have deemed necessary or appropriate for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.   We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.   The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C.   We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

Board of Directors

IA Global, Inc.

September 5, 2008

D.   We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

E.    We have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

F.    We express no opinion as to the effect or application of any laws or regulations other than the DGCL and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

Based on the foregoing, we are of the opinion that the 7,500,000 shares of Common Stock subject to the Plan have been duly authorized by the Company and that when issued upon the exercise of options in accordance with their terms and the terms of the Plan or upon the award of restricted stock, restricted stock units, performance awards or other stock-based awards in accordance with their terms and the terms of the Plan and for legal consideration of not less than $.01 per share, will be validly issued, and upon receipt of full consideration therefor, will be fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

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We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By:	/s/ Kevin J. Lavin

Kevin J. Lavin, Esq.